Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING FILES MOTION TO STAY PRELIMINARY INJUNCTION PENDING APPEAL

Las Vegas, NV - May 10, 2013 - Affinity Gaming (“Affinity” or the “Company) today announced that it has filed a motion with the District Court, Clark County, Nevada to stay the preliminary injunction granted by the Court to Z Capital Partners L.L.C. enjoining the Company's Shareholder Rights Plan. The Court is scheduled to hear the motion to stay the preliminary injunction on Monday, May 13, 2013.

The order setting out the preliminary injunction has not yet been filed by the Court and the Company's Shareholder Rights Plan will remain effective until the order is entered. If the Court grants the Company's motion to stay the injunction pending appeal, the Company's Shareholder Rights Plan will remain in effect until such time as the Nevada Supreme Court has ruled on the Company's appeal of the preliminary injunction.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contacts:

Affinity Gaming
Marc Rubinstein
Senior Vice President, General Counsel and Secretary
(702) 341-2421

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